                                  Exhibit 99(a)

                              Summary Annual Report
                         of The Progressive Corporation
                      for the year ended December 31, 2002

                 THE PROGRESSIVE CORPORATION 2002 ANNUAL REPORT

Financial Highlights 5 Letter to Shareholders 8 Vision, Values, Objectives 24 Notes to Consolidated Financial Statements 33 Consolidated Financial Statements 35 Report of Independent Accountants 40 Directors and Officers 41 Corporate Information 42

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                                   PHOTO HERE

                                                                        Up Front
Progressive seeks forthright and full disclosure in all our business reporting. Our desire for transparency demonstrates our belief that good decisions flow from clear information.

Progressive discusses business strategies, goals and initiatives openly. We feel no pressure to 'meet external earnings expectations' and report results as they are.

Progressive is currently the only Fortune 500 company to report results on a monthly basis. The amount and level of information is continually evaluated to improve relevance and content value.

Progressive's Core Values govern our decisions and behaviors. Living the Core Values enables us to face problems head on, admit mistakes and grow stronger as a company.

Progressive publishes an annual REPORT ON LOSS RESERVING PRACTICES, disclosing how we establish and evaluate claim reserves. We invite owners and observers to critique our approach, because loss reserves drive pricing and the quality of financial disclosure.

                                   Photo here

Progressive people receive quarterly business updates directly from the CEO, resulting in numerous e-mails back to him with suggestions, complaints and kudos. Our Open Door policy gives each employee access to every level of management, to discuss concerns or report an issue, including the opportunity to report anonymously through a toll-free number.

Progressive knows that information is power and provides consumers with the information they need to make informed decisions. Progressive's insurance companies will give its rates and the rates of other leading companies. At progressive.com, consumers see a 'rate ticker' documenting up-to-the-minute rate comparisons.

Progressive believes that everyone is entitled to have access to his or her information. At personal.progressive.com, customers can make payments, check the status of a claim, make changes to their policy and more. Independent agents use ForAgentsOnly.com to review policy information or their commission statement, and to participate in a discussion forum.

Progressive wants 'no secrets' when it comes to how rates are determined. That's why we are testing a Personal Insurance Credit Inquiry, to explain the insurance credit score used in many states.

                                   PHOTO HERE

                                                                    Transparency
Since the Progressive insurance organization began business in 1937, we have been innovators--growing into new markets and pioneering new ways to meet consumers' needs. In 1956, Progressive Casualty Insurance Company was founded to be among the first specialty underwriters of nonstandard auto insurance. Today, The Progressive Corporation's 69 subsidiaries and 2 affiliates make competitive rates and 24-hour, in-person and online services available to drivers throughout the United States.

Progressive's long-standing commitments to full disclosure, self-examination, continuous improvement, timely reporting and most importantly honesty, led us to the theme of 'transparency' for this year's annual report. For Progressive, 'transparency' is not a focus that merely attempts to follow, or even respond to, recent trends in the world of business. Rather, it is an effort to illuminate and articulate the way that we strive to run our company.

      Artist John Coplans addresses our 'transparency' theme through his honest and unflinching photographs. For a quarter of a century, he has pursued the idea of self-examination through photographing his own nude body. Coplans, now 84, made his first photographs when he was 60 years old. He is not only an accomplished artist, but also an art historian, critic, the founding editor of ARTFORUM magazine, a museum director and an important influence on art and ideas for the last half-century. Coplans' work will now become part of Progressive's growing collection of contemporary art. For a brief history of Progressive's art collection, please visit art.progressive.com.

                                   Photo here

                                                  Five-Year Financial Highlights

                                                              (millions-except per share amounts)

                                                2002          2001           2000             1999           1998
                                                ----          ----           ----             ----           ----
FOR THE YEAR
  Direct premiums written                   $  9,665.7     $  7,379.2     $  6,402.1      $  6,305.3      $  5,451.3
  Net premiums written                         9,452.0        7,260.1        6,196.1         6,124.7         5,299.7
  Net premiums earned                          8,883.5        7,161.8        6,348.4         5,683.6         4,948.0
  Total revenues                               9,294.4        7,488.2        6,771.0         6,124.2         5,292.4
  Net income                                $    667.3     $    411.4     $     46.1      $    295.2      $    456.7
    Reconciling items, after tax:

      Net realized gains                            --             --          (11.0)          (30.7)           (7.4)
      Net realized losses                         51.1           72.7             --              --              --
      Nonrecurring items                            --            1.4           20.3             2.2              --
                                            ----------     ----------     ----------      ----------      ----------
        Operating income(1)                 $    718.4     $    485.5     $     55.4      $    266.7      $    449.3
                                            ==========     ==========     ==========      ==========      ==========
  Per share-diluted

    Net income                              $     2.99     $     1.83     $      .21      $     1.32      $     2.04
    Operating income(1)                     $     3.22     $     2.16     $      .25      $     1.19      $     2.01
  Underwriting margin                              7.6%           4.8%          (4.4)%           1.7%            8.4%
AT YEAR-END
  Consolidated shareholders' equity         $  3,768.0     $  3,250.7     $  2,869.8      $  2,752.8      $  2,557.1
  Common Shares outstanding                      218.0          220.3          220.6           219.3           217.6
  Book value per share                      $    17.28     $    14.76     $    13.01      $    12.55      $    11.75
  Market capitalization                     $ 10,819.3     $ 10,958.6     $  7,616.8      $  5,345.4      $ 12,279.7
  Return on average shareholders' equity          19.3%          13.5%           1.7%           10.9%           19.3%
  Market share(2)                                  5.9%           5.1%           4.7%            4.8%            4.2%

                                             1-Year    3-Year    5-Year
                                             ------    ------    ------
STOCK PRICE APPRECIATION (DEPRECIATION)(3)
  Progressive                                  (.1)%    27.0%     4.7%
  S&P 500                                    (22.0)%   (14.5)%    (.6)%


(1) Defined as net income adjusted for the after-tax effect of net realized gains and losses on securities and nonrecurring items. This is a non-GAAP disclosure. For a complete discussion of operating income, including a description of the nonrecurring items, see MANAGEMENT'S DISCUSSION AND ANALYSIS and the TEN-YEAR SUMMARY--GAAP CONSOLIDATED OPERATING RESULTS, included in the Company's Annual Report to Shareholders, which is included as an Appendix to the Company's 2003 Proxy Statement.

(2) Represents Progressive's Personal Lines business; based on U.S. personal auto insurance market net premiums written of an estimated $141.0 billion, $127.8 billion, $119.6 billion, $118.6 billion and $117.3 billion for 2002, 2001, 2000, 1999 and 1998, respectively, as reported by A.M. Best Company Inc.

(3) Represents average annual compounded rate of increase (decrease); assumes dividend reinvestment.

All share and per share amounts were adjusted for the April 22, 2002, 3-for-1 stock split.


                                                                               5
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                                   PHOTO HERE
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

                                                          Letter to Shareholders

The structure of this report has changed. We will now provide an easy reading summary of the year along with financial highlights but not attempt to reproduce in exact form the contents of our complete financial statements, which are included as a companion piece. I hope you will find this format, along with its electronic equivalents, responsive to your needs.

We had a great year.

In my letter to you last year, I reported we had improved profits but policy growth was just beginning to gain momentum. I predicted that if this trend were to continue, we would look forward to, and felt prepared for, the second phase of the cycle -- profitable growth.

I am delighted to report we were prepared and did take full advantage of our positioning and market conditions, growing 30% in net premiums written, achieving an underwriting margin of 7.6% and posting record net income of $667.3 million.

                                   Photo Here

                                      PERSONAL LINES NET PREMIUMS WRITTEN GROWTH

                                 U.S. Map Here


                            OF GROWTH IN 49 MARKETS


                                              INVESTMENT YIELD:
PROGRESSIVE'S FINANCIAL GOALS AND POLICIES    Manage on a total
                                              return basis.

                                              Portfolio asset allocation
                                              of 85% fixed income
                                              and 15% equity.
                                                                              FINANCIAL LEVERAGE:
            UNDERWRITING MARGIN:              Manage interest rate,           Maintain debt ratio
            96 calendar year                  credit, prepayment and          between 20% and
            combined ratio.                   concentration risk.             30% of total capital.
                                                                  LIAB
ROE = {[UNDERWRITING MARGIN * (NPE)] + [INVESTMENT YIELD(1) * (1+ -----)] - INTEREST EXP}* (1-EFFECTIVE)
                               ---                                SHE     -----------         TAX RATE
                               SHE                                           SHE

                                                    UNDERWRITING LEVERAGE:

                                               Grow as fast as possible
                                               subject to achieving a
                                               96 calendar year combined
                                               ratio.

                                               Target premiums-to-surplus
                                               ratio at 3:1.

                                               Maintain adequate loss reserves.

NOTE Formula was derived from the work of Dr. J. Robert Ferrari and his paper         ROE:  Return on Average Shareholders' Equity
entitled "The Relationship of Underwriting, Investment, Leverage, and Exposure        NPE:  Net Premiums Earned
to Total Return on Owners' Equity," and is presented for illustrative purposes only.
                                                                                      SHE:  Average Shareholders' Equity
(1)Represents the sum of investment income and net realized gains/losses on           LIAB: Average Liabilities
securities, all as a % of average total assets.

                                                         Objectives and Policies

Focus on our goals, and a clear understanding of priority among them, is key to our success. In 2002, we achieved all three of our business goals:

ACHIEVE A 4% UNDERWRITING PROFIT ON ALL PRODUCTS AND SEGMENTS. We attained a 7.6% margin. This is the most important goal, and supercedes our growth goal. The 2002 investment climate demonstrated the importance of our continuing focus on underwriting profit.

     Our product manager structure is central to quick and effective response to local market conditions. In 2002, we performed over 90 rate and program revisions designed to maintain rate adequacy in the 49 regulatory markets we serve. Product managers for both the Agent and Direct distribution channels, typically managing one or two states, assume significant profit and loss responsibility and their collective actions resulted in 48 of 49 markets operating profitably in personal lines for the year -- most at or better than our target 4% underwriting profit goal.

GROW AS FAST AS POSSIBLE... Our net premiums written grew 30%. For perspective, in an industry with over 200 insurance company groups, our written premium growth of $2.2 billion in 2002 exceeded the total auto insurance premium of the 12th largest writer of auto insurance in 2001.

    Our growth goal, restated last year, is to grow as fast as possible constrained only by our profit objective and our ability to provide high quality service. We are acutely aware of the downside when growth outpaces ability to maintain consistent quality. We will always constrain growth when we believe we are close to that threshold. Matching capacity to growth potential became a central theme for 2002.

15% RETURN ON SHAREHOLDERS' EQUITY, NET OF INFLATION. We beat this goal in 2002 with a 19.3% return. During 2002, we evaluated all of our business goals and this one in particular. Taken in concert with our published financial policies, which govern the use of operating leverage (i.e., underwriting capacity), financial leverage and investment management, return on equity is largely an outcome of the first two goals -- Underwriting Profit and Growth. Therefore, going forward we will state Progressive's financial goals as those for Underwriting Profit and Growth. We will provide a companion set of financial policies covering underwriting, investing and financing. These financial goals and policies are structured to maximize long-term shareholder value.

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                                   Photo Here
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                                    Market Conditions and Our View of the Future

Throughout the course of the year, we observed different competitors withdraw, constrain new business, file for double-digit rate increases and even become insolvent. These actions were caused by inadequate prior price levels, new reinsurance market restrictions and poor investment returns. For some, conditions were exacerbated by poor homeowner insurance results. While many of these actions were taken by insurers with smaller market shares, even the market share leader took significant corrective action to address poor results. We benefited from these conditions.

The market is consolidating; market share of the top 15 companies has grown to about 70%, up from 54% in 1972, with only 18 companies with more than 1% market share in 2001. The demands to develop superior technology solutions, costs to build a meaningful consumer brand, and challenges to provide distinctive and valuable service to policyholders will prove to be too high for some, maybe many, and may lead to even more consolidation. Success in the auto insurance sector will increasingly require scale advantages and consistent execution of a superior business model at low cost and high value to the consumer.

    Progressive's future will be shaped by our continued investment in technology solutions, superiority in claims, advancement of pricing and segmentation science, discipline in cost control and building of a trusted consumer brand. Our focus will remain on auto insurance. At 5.9% share of the U.S. personal auto insurance market, we feel no major market constraint to sustained growth over the next decade.

                                                                 More Disclosure

After our first full year of reporting monthly underwriting results, we are confident we have achieved a new and constructive level of reporting detail. We took steps to enhance the quality of information provided in our quarterly releases by adding an accident and calendar year reconciliation detailing the source and timing of reserve changes. Additionally, we began offering more detail about our policies-in-force, specifically highlighting our commercial auto insurance business -- our fastest growing unit in 2002.

Accident and calendar year reconciliation is critically important for an accurate assessment of any auto insurer and speaks directly to the quality of earnings that are reported in the somewhat artificial, but convenient, structure of the calendar. In June, we again published our REPORT ON LOSS RESERVING PRACTICES. In keeping with the theme of this report, `transparency,' we attempt to share with our owners and observers critical information used to run the business. Monthly reporting highlights events and monthly variations that would otherwise be less clear in quarterly reporting.

                                                                              13
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                                                            Insurance Operations

Progressive's Personal Lines written premium increased 29% to $8.4 billion for 2002, with a 22% increase in policies-in-force and a GAAP combined ratio of
92.5. A welcome feature of the year, based on renewal and attrition trends, was a significant extension of our policy life estimates for most lines of business and within each of our distribution channels. This change in our estimates comes from a combination of market conditions, increasing use of electronic payment plans, and a growing culture and understanding of customer preservation. Our results also reflect a year with relatively few catastrophes and an unexpected, and perhaps exceptional, drop in claim frequency.

Agent business written premium increased 26% and auto policies-in-force increased by 22%, with a combined ratio of 93.0, building on and maintaining the rate adequacy achieved the previous year.

      Our technology gives our independent agents electronic access to their Progressive customers' data, allowing them to provide the quality service their customers expect in a more responsive manner. We made considerable progress this year in key initiatives directed at increasing quote accuracy at time of delivery by validating data in real time, increasing policy changes made directly by agents (now over 60% of agent policy change requests), and eliminating paper files and reports.

                                   PHOTO HERE

With our commitment to expanding technology and improving workflows that assist our agents, we have attained an expense ratio comparable to or lower than any competitor who distributes through agents.

      Direct business written premium increased 36% and auto policies-in-force increased by 27%, with a combined ratio of 91.4, as we built on our investment in this alternative way for consumers to shop. Our efforts have focused on advancing our acquisition science (ensuring we harvest the appropriate volume and mix of business for all advertising expenditures), improving the customer experience, and, where viable, expanding our advertising and media modes to reach more potential customers.

      Media costs were very favorable in 2002, and while we expect to see them firm somewhat going forward, we feel comfortable with the outlook. All advertising costs, including development of new creative campaigns and media placements, are expensed as incurred. During the course of the year, we further developed our HIGH EXPECTATIONS television advertising campaign that promotes comparison-shopping and the use of the Internet for quoting and buying.

      For a growing number of consumers, the Internet provides a very convenient way to buy or quote insurance and this activity is a catalyst to our growth. I expect this trend to continue and feel terrific about our leadership in online sales and service functionality.

      Special Lines insurance products, primarily motorcycles, motor homes and watercraft, had a tremendous year with close to 20% growth in policies-in-force. We are the market share leader in motorcycle insurance with approximately 25% share. Even so, we are confident we can leverage our strong reputation in this line to capture greater share.

COMMERCIAL AUTO business had a milestone year, surpassing one billion dollars in written premium, a 50% plus increase, 38% increase in policies-in-force, and a combined ratio of 90.9. The combination of conditions similar to those seen in the private passenger auto insurance market and our own pricing adequacy allowed us to provide our agents with consistent product availability when others were forced to constrain. Our current and future success in this line depends on our continued focus on the market segments we understand, disciplined pricing and excellent claims service. This year's increased reporting on this part of our business highlights its ongoing importance.

CLAIMS. Nowhere is the issue of matching capacity to growth potential more critical than in claims management. Our claims management agenda in 2002 was all about execution on three fronts: building capacity, improving quality and development of a new method of handling physical damage losses.

BUILDING CLAIM CAPACITY - Because there is no substitute for training and experience in claims resolution, we aggressively hired new claim representatives in advance of need. During 2002, we hired and trained over 3,000 external new claim representatives for a net increase of over 1,500. A soft employment mar-ket afforded us high-quality, high-energy adjuster trainees; we averaged 1 hire for every 60 applicants. In addition, we provided almost 14,000 hours of advanced training to more experienced claims people.

IMPROVING QUALITY - Our internally audited file quality results and performance metrics in claims all met expectations and generally got better. Through greater focus on file ownership, accountability and customer service, we measurably improved our claim handling quality against standards set such that if we saw the exact same claim again we would be satisfied if we handled it the same way. We are not easily satisfied and still have opportunities for continued performance improvement, but are delighted by the results and encouraged by the opportunity.

SETTING A NEW STANDARD FOR VEHICLE CLAIMS REPAIR - In last year's letter, I presented an example of a better consumer experience and outlined our test plan to create it. We want to reform the vehicle repair process, increase consumer satisfaction, increase our productivity, and improve the cycle time and quality of repair. I am happy to report our prototypes met our acceptance criteria and we have expanded to seven sites with 20 more planned for 2003. This initiative will profoundly change claims handling and become a key element of our consumer brand.

      Achieving balanced execution and success on all three initiatives, while reducing our loss adjustment expense, was a standout performance when we needed it most.

      Looking forward to 2003, we remain very conscious of the balance between growth and qualified capacity. We like what we see so far and will remain obsessive about trying to get it right. We aspire to be recognized as the pre-eminent consumer franchise in auto insurance and understand that this requires an extraordinary commitment to service delivery. During 2002, we improved in all areas of customer service and focused on greater integration between product design and service capability. We encourage and seek consumer feedback and we get much that is truly heartfelt and encouraging. Our surveys all show improving customer service, but valid complaints and certain survey data tells us our task is still far from done.

                                   PHOTO HERE

SEGWAY In 2002, Segway LLC announced the consumer availability of the Segway(TM) Human Transporter (HT), the world's first dynamically stabilized, self-balancing transportation device, and plans to begin shipping units in 2003. I make no projections on the future impact of the Segway HT, but as an owner, I can tell you it's an eye-opening experience. It seemed only fitting that Progressive should be a part of this transportation innovation. To that end, with Segway we have created the first insurance product for Segway HT owners.

                                               Capital and Investment Management

Progressive chooses to take risk in, and expects commensurate returns from, underwriting auto insurance. Thus, the primary objective of capital management is to always have sufficient capital to support all the insurance we can profitably underwrite and service. We manage investments to reflect our broader financial goals and shareholder value by focusing on total return (recurring investment income and realized and unrealized gains/losses on securities).

We posted a fully taxable equivalent total return on our investment portfolio of 5.5% for the year. Our asset allocation of approximately 85% in fixed income and 15% in common equities is designed to optimize portfolio diversification. The two asset classes produced widely divergent results. Common stock holdings returned -21.5% while fixed income assets produced a return of 10.1%. We modestly reduced our interest rate risk by lowering the portfolio duration by half a year to around 3.2 years.

      In a year when preservation of shareholder capital was a challenge to business in general, we are happy to end the year with shareholders' equity of $3.77 billion (up over half a billion) and a strong and liquid balance sheet. We ended 2002 with $10.3 billion in invested assets, up from $8.2 billion last December. Our portfolio grew due to strong cash flows from operations, investment returns and proceeds from a $400 million debt issuance in November 2002. After a difficult year for the capital markets, we enter 2003 in a very strong position with the necessary capital (at an attractive cost) that we need to fund our immediate growth.

      In March 2002, we announced a 3:1 stock split consistent with our policy of splitting the stock if the price exceeds $100 for a reasonable period of time.

      We also reaffirmed our position that we would repurchase shares when our capital position, view of the future and the stock's price make it attractive to do so. We also repurchase shares to neutralize the dilution from stock options. During the year, we repurchased 3.6 million shares and ended the year with 218.0 million shares outstanding as compared with 220.3 million shares, on a split-adjusted basis, at year-end 2001.

      We estimated and reflected in income approximately $200 million of `Other than Temporary Impairments' during the year. During 2002, approximately 15% of our investment portfolio was in equities, managed to track the Russell 1000 index. We own the individual securities in the equity index. We perform ongoing reviews of these stocks and our bonds, evaluating unrealized losses for impairment, whether issuer specific or market related, and appropriately reflect `Other than Temporary Impairments' in the income statement as a realized loss. All other unrealized gains or losses are reflected in shareholders' equity. Our reviews are designed to ensure continuous integrity in our financial disclosure.

                                                      Some Other Notable Actions

Our year was clearly characterized by the excellent underwriting results already discussed, but there were several more points of note.

A significant expense was the settlement of several long-standing class-action lawsuits. Without commenting on the basis, merits or decisions to settle, I can report that we settled putative class-action suits on diminution of value, handling of betterment in claim settlements, use of alternative agent commission programs and a California-specific labor classification claim. Approximately $85 million for these settlements is reflected in 2002 results. We have adjusted our operations to reduce the chance of these exposures reoccurring.

      Early in 2002, we concluded that our entry into homeowners insurance was not meeting the objectives we had set, to increase and support our auto business, and ended the initiative. Bundling homeowners and auto insurance is a common practice and, although recent survey data suggest the requirement is declining for customers, we know it's a challenge to our auto-only strategy.

      We have decided to use restricted stock (instead of our practice of using non-qualified stock option grants) as the vehicle for long-term compensation of senior management and to begin using it in accordance with the 2003 incentive plan if approved by shareholders. After considerable thought about our use of stock options, and less about the accounting of them, it became clear that the use of restricted stock for long-term compensation is more aligned with shareholder interests and has the additional benefit of clearly defined cost and accounting treatment.


18
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                                   PHOTO HERE


We are proud to have earned the no. 3 position in the U.S. Private Passenger Auto Market, climbing 31 places in the last 20 years. (ranking estimated based on actual data through nine months of 2002)

                                   PHOTO HERE
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                                                            Corporate Governance

Progressive's Board of Directors meets six times a year. Board committees, composed entirely of independent directors, meet with relevant Progressive staff the day before the Board meeting. That evening, all members attend a dinner hosted by the Chairman. The first order of business at the formal board meeting are the reports of the committee chairpersons to the full board.

Two of the six meetings are extended sessions with additional focus on management interaction, strategy, planning, management development and succession, and director training. In those months without a formal board meeting, Tom Forrester, CFO, and I hold a conference call with the board Audit Committee to ensure all relevant matters are addressed on a timely basis.

      The primary compensation for board members has been in stock options; the proposal presented to shareholders will change this to restricted stock, consistent with the proposed change for management.

      Peter Lewis will continue to chair the Progressive board, although he became a non-management chairman effective February 2003, after 57 years of employment, 45 as a full-time employee and 35 as Chief Executive Officer. He leads the executive session of non-management directors held after each formal board meeting. All other directors besides me, currently meet the NYSE standards to be deemed independent of management. Complete details on board composition and committee assignments are disclosed later in this report and, along with the committee charters, are available on our Investor Relations/Corporate Governance Web site.

PROGRESSIVE IS SPECIAL. Our objectives are demanding and hard to achieve.

      To become Consumers' NO. 1 Choice for Auto Insurance requires us to create a consumer proposition that is faster, fairer and better than any comparable alternative -- a proposition so appealing that it becomes the standard of consumer expectation. To remain Consumers' NO. 1 Choice for Auto Insurance will require us to create, over and over again, a new consumer proposition of offerings and service that is continuously responsive to changing consumer demands. It is this cycle of innovation and execution fueled by people who enjoy working hard, growing constantly, performing well and being rewarded competitively, that is the fabric of Progressive today and for our future. As we start 2003, I am proud to report that the nearly 23,000 Progressive people are up for, and look forward to, this challenge.

      We deeply appreciate the customers we are privileged to serve and the agents and service representatives in the more than 30,000 independent insurance agencies who did business with Progressive in 2002. We are grateful for our shareholders' continued confidence. To the men and women of Progressive, we can look back on this year with pride. Thanks for all you do each day to make Progressive a great company and for all we have accomplished together in 2002.

/s/Glenn M. Renwick

Glenn M. Renwick
President and Chief Executive Officer


                                                                              21
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                                   PHOTO HERE
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                                   Photo here
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                                                      Vision, Values, Objectives

Communicating a clear picture of Progressive by stating what we try to achieve (Vision), how we interact with customers (Customer Value Proposition), what guides our behavior (Core Values), and what our people expect to accomplish and how we evaluate performance (Objectives), permits all people associated with Progressive to understand their roles and to enjoy their contributions.

                                                                          Vision
We seek to be an excellent, innovative, growing and enduring business by cost-effectively and profitably reducing the human trauma and economic costs of auto accidents and other mishaps, and by building a recognized, trusted, admired, business-generating brand. We seek to maximize shareholder value and to provide a positive environment which attracts quality people who develop and achieve ambitious growth plans.

                                                      Customer Value Proposition
Our Customer Value Proposition provides a litmus test for customer interactions, relationships and innovation.

FAST, FAIR, BETTER That's what you can expect from Progressive. Everything we do recognizes the needs of busy consumers who are cost-conscious, increasingly savvy about insurance and ready for easy, new ways to quote, buy and manage their policies, including claims service that respects their time and reduces the trauma and inconvenience of loss.

                                                                     Core Values
Progressive's Core Values are pragmatic statements of what works best for us in the real world. They govern our decisions and behavior. We want them understood and embraced by all Progressive people. Growth and change provide new perspective, requiring regular refinement of Core Values.

INTEGRITY We revere honesty. We adhere to the highest ethical standards, provide timely, accurate and complete financial reporting, encourage disclosing bad news and welcome disagreement.

GOLDEN RULE We respect all people, value the differences among them and deal with them in the way we want to be dealt with. This requires us to know ourselves and to try to understand others.

OBJECTIVES We strive to communicate clearly Progressive's ambitious objectives and our people's personal and team objectives. We evaluate performance against all these objectives.

EXCELLENCE We strive constantly to improve in order to meet and exceed the highest expectations of our customers, shareholders and people. We teach and encourage our people to improve performance and to reduce the costs of what they do for customers. We base their rewards on results and promotion on ability.

PROFIT The opportunity to earn a profit is how the competitive free-enterprise system motivates investment to enhance human health and happiness. Expanding profits reflect our customers' and claimants' increasingly positive view of Progressive.

                                   PHOTO HERE

                                               Financial Objectives and Policies
Consistent achievement of superior results requires that our people understand Progressive's objectives and their specific role, and that their personal objectives dovetail with Progressive's. Our objectives are ambitious yet realistic. We are committed to achieving financial objectives over rolling five-year periods. Progressive monitors its financial policies continuously and strives to meet these targets annually. Experience always clarifies objectives and illuminates better policies. We constantly evolve as we monitor the execution of our policies and progress toward achieving our objectives.

PROFITABILITY Progressive's most important goal is for its insurance subsidiaries to produce an aggregate calendar year 4% underwriting profit. Our business is a composite of many products defined in part by product type, distribution channel, geography, tenure of the customer and underwriting grouping. Each of these products has targeted operating parameters based on level of maturity, underlying cost structures, customer mix and policy life expectancy. Our aggregate goal is the balanced blend of these individual performance targets in any calendar year. Overall, we had an underwriting profit of 7.6% in 2002, and an underwriting profit of 3.8% for the past five years and 5.1% for the past ten years. Estimated industry results for the personal auto insurance market for the same periods were underwriting losses of 3.0%, 5.0% and 3.2%, respectively.

GROWTH Our goal is to grow as fast as possible constrained only by our profitability objective and our ability to provide high quality customer service. Progressive is a growth-oriented company and management incentives are tied to profitable growth. We report Personal Lines and Commercial Auto results separately. We further breakdown our Personal Lines' results by channel, Agent and Direct, to give shareholders a more accurate picture of the business dynamics of each distribution method and their respective rates of growth. Aggregate expense ratios and aggregate growth rates disguise the true nature and performance of each business. Personal Lines and Commercial Auto net premiums written grew 29% and 51%, respectively, in 2002. See MANAGEMENT'S DISCUSSION AND ANALYSIS included as an Appendix to the Company's 2003 Proxy Statement for a further breakdown of the Agent and Direct results.

FINANCIAL POLICIES Progressive balances risk in underwriting with risk of investing and financing activities in order to have sufficient capital to support all the insurance we can profitably underwrite and service. Risks arise in all operational and functional areas, and therefore must be assessed holistically, accounting for the offsetting and compounding effects of the separate sources of risk within the Company. Our financial policies define our allocation of risk and we measure our performance against them. If, in our view, future opportunities meet our financial objectives and policies, we will invest capital in expanding business operations. Any underleveraged capital will be returned to investors. We expect to earn a return on equity greater than its cost. Presented is an overview of Progressive's Underwriting, Investing and Financing policies.

UNDERWRITING Monitor pricing and reserving discipline

- Manage profitability targets and operational performance at our lowest level of product definition

-     Target premium-to-surplus ratio at 3:1 for each insurance subsidiary

-     Ensure loss reserves are adequate and develop with minimal variance

INVESTING Maintain a liquid, diversified investment portfolio

-     Manage on a total return basis

-     Target an 85%/15% allocation to fixed income securities/common equities

-     Manage interest rate, credit, prepayment and concentration risk

FINANCING Position capital to support underwriting operations

-     Maintain debt between 20% and 30% of total capital at book value

- Neutralize dilution from equity-based compensation through share repurchases

- Pay modest cash dividends that increase annually, while splitting stock when the share price exceeds $100 for a reasonable period of time


                                                                    Achievements
We are convinced that the best way to maximize shareholder value is to achieve these financial objectives and policies consistently. A shareholder who purchased 100 shares of Progressive for $1,800 in our first public stock offering on April 15, 1971, owned 23,066 shares on December 31, 2002, with a market value of $1,144,800, for a 22.6% compounded annual return, compared to the 7.1% return achieved by investors in the Standard & Poor's 500 during the same period. In addition, the shareholder received dividends of $2,229 in 2002, bringing total dividends received to $26,723 since the shares were purchased.

In the ten years since December 31, 1992, Progressive shareholders have realized compounded annual returns of 18.1%, compared to 9.3% for the S&P 500. In the five years since December 31, 1997, Progressive shareholders' returns were 4.7%, compared to a negative .6% for the S&P 500. In 2002, the returns were a negative ..1% on Progressive shares and a negative 22.0% for the S&P 500.

Over the years, when we have had adequate capital and believed it to be appropriate, we have repurchased our shares. In addition, as our financial policies state, we will repurchase shares to neutralize the dilution from equity-based compensation programs. Since 1971, we spent $966.7 million repurchasing our shares, at an average cost of $4.61 per share. During 2002, we repurchased 3,608,098 Common Shares, with 136,182 Common Shares repurchased prior to the stock split and 3,471,916 repurchased after the split. The total cost to repurchase these shares was $214.3 million with an average cost, on a split-adjusted basis, of $55.23 per share (Progressive did not split its treasury shares). The 2002 repurchases included 19,294 Common Shares repurchased to offset obligations under various employee benefit plans.

                                               Objectives and Policies Scorecard




                                       Target(1)        2002         2001           2000
                                        -------         ----         ----           ----
FINANCIAL RESULTS

  Underwriting margin                          4%         7.6%          4.8%         (4.4)%
  Growth                                       *           30%           17%            1%
  Premium-to-surplus ratio                   3:1          2.8           2.7           2.8
  Investment allocation: fixed/equity     85%/15%      87%/13%       84%/16%       86%/14%
  Debt-to-total capital ratio           20% - 30%          28%           25%           21%
  Return on average shareholders'
    equity (ROE)(2)                                      19.3%         13.5%          1.7%
  Comprehensive ROE(3)                                   20.5%         15.5%          4.5%

*previously defined

(1) Based on historical averages, meeting our current goals and policies is expected to produce a comprehensive return on average shareholders' equity of around 15%.

(2) Based on net income.

(3) Based on comprehensive income. Comprehensive ROE is consistent with the Company's policy to manage on a total return basis and better reflects growth in shareholder value. For a reconciliation of net income to comprehensive income and for the components of comprehensive income, see the Company's CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY and NOTE 10 - OTHER COMPREHENSIVE INCOME, respectively, which can be found in the complete Consolidated Financial Statements and Notes presented as an Appendix to the Company's 2003 Proxy Statement.

                                   PHOTO HERE

                                   PHOTO HERE

Photo here

PHOTO HERE

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995 Statements in this summary annual report that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the effectiveness of the Company's advertising campaigns; the accuracy and adequacy of the Company's pricing methodologies; pricing competition and other initiatives by competitors; ability to obtain regulatory approval for requested rate changes and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

                                   PHOTO HERE

                                      Notes to Consolidated Financial Statements

                                                December 31, 2002, 2001 and 2000

                                                           Basis of Presentation
The accompanying consolidated financial statements include the accounts of The Progressive Corporation, its subsidiaries and affiliates (the Company). These financial statements should be read in conjunction with the complete Consolidated Financial Statements, including complete Notes to the Consolidated Financial Statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations and Supplemental Information, which are presented as an Appendix to The Progressive Corporation's 2003 Proxy Statement.

                                                        CEO & CFO Certifications
Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, and W. Thomas Forrester, Vice President and Chief Financial Officer of The Progressive Corporation, have issued the certifications required by Sections 302 and 906 of The Sarbanes-Oxley Act of 2002 and applicable SEC regulations with respect to the Company's Annual Report on Form 10-K, including the financial statements provided in this Report and in the Annual Report to Shareholders which is included as an Appendix to the Company's 2003 Proxy Statement. Among other matters required to be included in those certifications, Mr. Renwick and Mr. Forrester have each certified that, to the best of his knowledge, the financial statements, and other financial information included in the Annual Report on Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented. See the Company's Annual Report on Form 10-K for the complete Section 302 Certification and its Current Report on Form 8-K, filed concurrently with the Company's Form 10-K, for the complete Section 906 Certification.


                                 The Progressive Corporation and Subsidiaries 33

                                   PHOTO HERE

                                               Consolidated Statements of Income

                                                   (millions - except per share amounts)
FOR THE YEARS ENDED DECEMBER 31,                    2002            2001           2000
--------------------------------                    ----            ----           ----
REVENUES
  Premiums earned                                $ 8,883.5       $ 7,161.8       $ 6,348.4
  Investment income                                  455.2           413.6           385.2
  Net realized gains (losses) on securities          (78.6)         (111.9)           16.9
  Service revenues                                    34.3            24.7            20.5
                                                 ---------       ---------       ---------
    Total revenues                                 9,294.4         7,488.2         6,771.0
                                                 ---------       ---------       ---------

EXPENSES
  Losses and loss adjustment expenses              6,299.1         5,264.1         5,279.4
  Policy acquisition costs                         1,031.6           864.9           788.0
  Other underwriting expenses                        874.2           686.9           559.3
  Investment expenses                                 11.5            12.7             9.1
  Service expenses                                    22.0            19.8            21.4
  Interest expense                                    74.6            52.2            77.8
  Nonrecurring item(1)                                  --              --             4.2
                                                 ---------       ---------       ---------
    Total expenses                                 8,313.0         6,900.6         6,739.2
                                                 ---------       ---------       ---------

NET INCOME
  Income before income taxes                         981.4           587.6            31.8
  Provision (benefit) for income taxes               314.1           176.2           (14.3)
                                                 ---------       ---------       ---------
  Net income                                     $   667.3       $   411.4       $    46.1
                                                 =========       =========       =========
COMPUTATION OF EARNINGS PER SHARE
  Basic:
  Average shares outstanding                         219.0           221.0           219.6
                                                 =========       =========       =========
    Per share                                    $    3.05       $    1.86       $     .21
                                                 =========       =========       =========
  Diluted:
  Average shares outstanding                         219.0           221.0           219.6
  Net effect of dilutive stock options                 4.2             4.2             3.4
                                                 ---------       ---------       ---------
    Total equivalent shares                          223.2           225.2           223.0
                                                 =========       =========       =========
      Per share                                  $    2.99       $    1.83       $     .21
                                                 =========       =========       =========

(1) Represents the realization of the foreign currency translation loss associated with the substantial liquidation of the Company's foreign subsidiary.

All share and per share amounts were adjusted for the April 22, 2002, 3-for-1 stock split.

See notes to the complete consolidated financial statements included as an Appendix to the Company's 2003 Proxy Statement.


                                 The Progressive Corporation and Subsidiaries 35

                                                     Consolidated Balance Sheets

                                                                                             (millions)
DECEMBER 31,                                                                            2002            2001
------------                                                                            ----            ----
ASSETS
  Investments:
    Available-for-sale:
     Fixed maturities, at market (amortized cost: $7,409.4 and $5,873.0)              $ 7,712.5       $ 5,949.0
     Equity securities, at market:
       Preferred stocks (cost: $631.9 and $675.4)                                         656.7           713.9
       Common equities (cost: $1,425.3 and $1,263.7)                                    1,347.3         1,336.0
    Short-term investments, at amortized cost (market: $567.8 and $227.4)                 567.8           227.4
                                                                                      ---------       ---------
       Total investments                                                               10,284.3         8,226.3
  Cash                                                                                     16.9            11.2
  Accrued investment income                                                                77.9            75.2
  Premiums receivable, net of allowance for doubtful accounts of $54.6 and $46.2        1,742.8         1,497.1
  Reinsurance recoverables, including $34.8 and $33.2 on paid losses                      215.7           201.5
  Prepaid reinsurance premiums                                                             96.7            77.6
  Deferred acquisition costs                                                              363.5           316.6
  Income taxes                                                                            219.2           178.1
  Property and equipment, net of accumulated depreciation of $392.4 and $384.8            503.1           498.0
  Other assets                                                                             44.3            40.8
                                                                                      ---------       ---------
        Total assets                                                                  $13,564.4       $11,122.4
                                                                                      =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Unearned premiums                                                                   $ 3,304.3       $ 2,716.7
  Loss and loss adjustment expense reserves                                             3,813.0         3,238.0
  Accounts payable, accrued expenses and other liabilities                              1,190.1           821.3
  Debt                                                                                  1,489.0         1,095.7
                                                                                      ---------       ---------
        Total liabilities                                                               9,796.4         7,871.7
                                                                                      ---------       ---------
  Shareholders' equity:
    Common Shares, $1.00 par value (authorized 300.0, issued 230.1
      and 83.1, including treasury shares of 12.1 and 9.7)                                218.0            73.4
    Paid-in capital                                                                       584.7           554.0
    Accumulated other comprehensive income (loss):
      Net unrealized appreciation on investment securities                                162.4           121.5
      Hedges on forecasted transactions                                                    11.7             9.2
      Foreign currency translation adjustment                                              (4.8)           (4.8)
    Retained earnings                                                                   2,796.0         2,497.4
                                                                                      ---------       ---------
      Total shareholders' equity                                                        3,768.0         3,250.7
                                                                                      ---------       ---------
        Total liabilities and shareholders' equity                                    $13,564.4       $11,122.4
                                                                                      =========       =========

See notes to the complete consolidated financial statements included as an Appendix to the Company's 2003 Proxy Statement.


36 The Progressive Corporation and Subsidiaries

                      Consolidated Statements of Changes in Shareholders' Equity

                                                                          (millions-except per share amounts)
FOR THE YEARS ENDED DECEMBER 31,                           2002                          2001                        2000
--------------------------------                           ----                          ----                        ----
RETAINED EARNINGS
 Balance, Beginning of year                      $ 2,497.4                     $ 2,220.4                    $ 2,210.5
  Net income                                         667.3      $   667.3          411.4      $   411.4          46.1     $    46.1
                                                                ---------                     ---------                   ---------
  Cash dividends on Common Shares ($.096, $.093
   and $.090 per share, split effected)              (21.1)                        (20.6)                       (19.8)
  Treasury shares purchased                         (200.7)                       (112.5)                       (15.5)
  Capitalization of stock split                     (147.0)                           --                           --
  Other, net                                            .1                          (1.3)                         (.9)
                                                 ---------                     ---------                    ---------
 Balance, End of year                            $ 2,796.0                     $ 2,497.4                    $ 2,220.4
                                                 ---------                     ---------                    ---------

ACCUMULATED OTHER COMPREHENSIVE
 INCOME (LOSS), NET OF TAX
 Balance, Beginning of year                      $   125.9                     $    64.7                    $   (12.4)
  Change in unrealized appreciation                                  40.9                          52.0                        72.9
  Hedges on forecasted transactions                                   2.5                           9.2                          --
  Foreign currency translation adjustment                              --                            --                         4.2
                                                                ---------                     ---------                   ---------
 Other comprehensive income                           43.4           43.4           61.2           61.2          77.1          77.1
                                                 ---------      ---------      ---------      ---------     ---------     ----------
 Balance, End of year                            $   169.3                     $   125.9                    $    64.7
                                                 ---------      ---------      ---------      ---------     ---------     ---------
Comprehensive Income                                            $   710.7                     $   472.6                   $   123.2
                                                                =========                     =========                   =========
COMMON SHARES, $1.00 PAR VALUE
 Balance, Beginning of year                      $    73.4                     $    73.5                    $    73.1
  Stock options exercised                              1.2                            .8                           .7
  Treasury shares purchased                           (3.6)                          (.9)                         (.3)
  Capitalization of stock split                      147.0                            --                           --
                                                 ---------                     ---------                    ---------
 Balance, End of year                            $   218.0                     $    73.4                    $    73.5
                                                 ---------                     ---------                    ---------
PAID-IN CAPITAL
 Balance, Beginning of year                      $   554.0                     $   511.2                    $   481.6
  Stock options exercised                             21.4                          25.2                         17.9
  Tax benefits on stock options exercised             19.3                          24.4                         11.3
  Treasury shares purchased                          (10.0)                         (6.8)                        (2.0)
  Other                                                 --                            --                          2.4
                                                 ---------                     ---------                    ---------
 Balance, End of year                            $   584.7                     $   554.0                    $   511.2
                                                 ---------                     ---------                    ---------
TOTAL SHAREHOLDERS' EQUITY                       $ 3,768.0                     $ 3,250.7                    $ 2,869.8
                                                 =========                     =========                    =========

There are 20.0 million Serial Preferred Shares authorized; no such shares are issued or outstanding.

There are 5.0 million Voting Preference Shares authorized; no such shares have been issued.

See notes to the complete consolidated financial statements included as an Appendix to the Company's 2003 Proxy Statement.


                                 The Progressive Corporation and Subsidiaries 37

                                           Consolidated Statements of Cash Flows

                                                                                                     (millions)
FOR THE YEARS ENDED DECEMBER 31,                                                         2002           2001           2000
--------------------------------                                                         ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                           $  667.3       $  411.4       $   46.1
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                          83.9           81.0           77.6
    Net realized (gains) losses on securities                                              78.6          111.9          (16.9)
    Realized foreign currency translation loss                                               --             --            4.2
    Changes in:
     Unearned premiums                                                                    587.6           80.2         (144.9)
     Loss and loss adjustment expense reserves                                            575.0          251.6          570.2
     Accounts payable, accrued expenses and other liabilities                             256.6          103.4           40.1
     Prepaid reinsurance premiums                                                         (19.1)          18.1           (7.4)
     Reinsurance recoverables                                                             (14.2)          36.2           17.0
     Premiums receivable                                                                 (245.7)          69.9          193.8
     Deferred acquisition costs                                                           (46.9)          (6.7)          33.5
     Income taxes                                                                         (65.1)          30.2           (6.9)
     Tax benefits from exercise of stock options                                           19.3           24.4           11.3
     Other, net                                                                            34.7           23.0            4.7
                                                                                       --------       --------       --------
       Net cash provided by operating activities                                        1,912.0        1,234.6          822.4
                                                                                       --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases:
    Available-for-sale: fixed maturities                                               (7,924.9)      (4,935.2)      (5,259.2)
                        equity securities                                                (680.7)      (1,696.0)      (1,227.2)
  Sales:
    Available-for-sale: fixed maturities                                                5,823.3        3,335.5        4,728.3
                        equity securities                                                 412.0        1,436.3          837.5
  Maturities, paydowns, calls and other:
    Available-for-sale: fixed maturities                                                  594.0          451.9          406.7
                        equity securities                                                    --          135.9           27.0
  Net (purchases) sales of short-term investments                                        (340.4)         (40.6)          42.2
  Net unsettled security transactions                                                     115.3          (95.3)          64.3
  Purchases of property and equipment                                                     (89.9)         (74.9)        (130.3)
                                                                                       --------       --------       --------
       Net cash used in investing activities                                           (2,091.3)      (1,482.4)        (510.7)
                                                                                       --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from exercise of stock options                                                  22.6           26.0           18.6
  Proceeds from debt                                                                      398.6          365.4             --
  Payments of debt                                                                          (.8)           (.5)        (300.4)
  Dividends paid to shareholders                                                          (21.1)         (20.6)         (19.8)
  Acquisition of treasury shares                                                         (214.3)        (120.2)         (17.8)
  Other, net                                                                                 --             --            2.4
                                                                                       --------       --------       --------
       Net cash provided by (used in) financing activities                                185.0          250.1         (317.0)
                                                                                       --------       --------       --------
  Increase (decrease) in cash                                                               5.7            2.3           (5.3)
  Cash, Beginning of year                                                                  11.2            8.9           14.2
                                                                                       --------       --------       --------
  Cash, End of year                                                                    $   16.9       $   11.2       $    8.9
                                                                                       ========       ========       ========

See notes to the complete consolidated financial statements included as an Appendix to the Company's 2003 Proxy Statement.


38 The Progressive Corporation and Subsidiaries

                                   Photo Here

                   Report of PricewaterhouseCoopers LLP, Independent Accountants


        To the Board of Directors and Shareholders, The Progressive Corporation:

We have audited, in conformity with auditing standards generally accepted in the United States of America, the consolidated financial statements of The Progressive Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing as an Appendix to The Progressive Corporation's 2003 Proxy Statement (which statements are not presented herein); and in our report dated January 22, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2002 and 2001, and the related condensed consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002, when read in conjunction with the consolidated financial statements from which it has been derived, is fairly stated in all material respects in relation thereto.


/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
January 22, 2003


40 The Progressive Corporation and Subsidiaries

                                                          Directors and Officers

Photo Here

Photo Here

DIRECTORS
 Milton N. Allen(1,2)
 Consultant, Director
 and Trustee,
 Profit and Not-for-profit
 Organizations

 B. Charles Ames(1)
 Partner,
 Clayton, Dubilier & Rice, Inc.
(investment banking)

 Charles A. Davis(3,5)
 Chairman and
 Chief  Executive Officer,
 MMC Capital, Inc.
(private equity investing)

 Stephen R. Hardis(2,4,5)
 Chairman of  the Board,
 Axcelis Technologies, Inc.
(manufacturing)

 Bernadine P. Healy, M.D.
 Medical & Science Columnist,
 U.S. News & World Report,
(publishing)
 formerly President and
 Chief  Executive Officer,
 American Red Cross
(emergency services)

 Janet Hill(3)
 Vice President,
 Alexander & Associates, Inc.
(management consulting)

 Jeffrey D. Kelly(4)
 Executive Vice President
 and Chief Financial Officer,
 National City Corporation
(commercial banking)

 Philip A. Laskawy(1)
 Retired,
 formerly Chairman and
 Chief  Executive Officer,
 Ernst & Young LLP
(professional services)

 Peter B. Lewis(2)
 Chairman of  the Board


 Norman S. Matthews(3,5)
 Consultant,
 formerly President,
 Federated Department
 Stores, Inc.
(retailing)

 Glenn M. Renwick(2)
 President and Chief
 Executive Officer

 Donald B. Shackelford(4)
 Chairman,
 Fifth Third Bank, Central
 Ohio
(commercial banking)


 CORPORATE OFFICERS

 Peter B. Lewis
 Chairman

 Glenn M. Renwick
 President and Chief
 Executive Officer

 W.Thomas Forrester
 Vice President and Chief
 Financial Officer

 Charles E. Jarrett
 Vice President, Secretary
 and Chief Legal Officer

 Jeffrey W. Basch
 Vice President and Chief
 Accounting Officer

 Thomas A. King
 Vice President

 Stephen D. Peterson
 Treasurer

(1) Audit Committee member
(2) Executive Committee member
(3) Compensation Committee member
(4) Investment and Capital Committee member
(5) Nominating and Governance Committee member

                                                           Corporate Information

ANNUAL MEETING The Annual Meeting of Shareholders will be held at the offices of The Progressive Corporation, 6671 Beta Drive, Mayfield Village, Ohio 44143 on April 18, 2003 at 10:00 a.m. eastern time. There were 3,590 shareholders of record on December 31, 2002.

PRINCIPAL OFFICE The principal office of The Progressive Corporation is at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143.

Web site: progressive.com

TOLL-FREE TELEPHONE NUMBER For assistance after an accident or to report a claim, 24 hours a day, 7 days a week, call:1-800-PROGRESSIVE (1-800-776-4737).

To check rates available to you from Progressive and other leading auto insurance companies, call:1-800-PROGRESSIVE (1-800-776-4737) or visit: progressive.com.

For 24 Hour Policy Service, call:1-800-PROGRESSIVE (1-800-776-4737).

SHAREHOLDER/INVESTOR RELATIONS The Progressive Corporation does not maintain a mailing list for distribution of shareholders' reports. To view Progressive's publicly filed documents as well as its earnings and other releases, shareholders can access the Company's Web site: progressive.com/investors.

To request copies of public financial information on the Company, write to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, e-mail: investor_relations@progressive.com or call: 1-440-446-7165.

For specific questions on financial information, call: 1-440-446-2851 or e-mail: investor_relations@progressive.com. For stock ownership account information, call: National City Bank at 1-800-622-6757.

For all other Company information, call: 1-440-461-5000 or e-mail: webmaster@progressive.com.

INTERACTIVE ANNUAL REPORT The Progressive Corporation's 2002 Annual Report, in an interactive format, can be found at: progressive.com/annualreport.

                       STOCK PRICE                       RATE   DIVIDENDS
                                                           OF         PER
QUARTER             HIGH         LOW       CLOSE       RETURN       SHARE
-------------------------------------------------------------------------
2002

    1              $55.80      $46.75      $55.54                   $.023
    2               60.49       54.64       57.85                    .023
    3               57.77       44.75       50.63                    .025
    4               58.30       48.79       49.63                    .025
-------------------------------------------------------------------------
                   $60.49      $44.75      $49.63        (.1)%      $.096
                   ======================================================
2001

    1              $34.49      $27.38      $32.35                   $.023
    2               45.59       31.20       45.06                    .023
    3               45.32       38.20       44.63                    .023
    4               50.60       43.62       49.77                    .023
-------------------------------------------------------------------------
                   $50.60      $27.38      $49.77        44.1%      $.093
                   ======================================================

COMMON SHARES The Progressive Corporation's Common Shares (symbol PGR) are traded on the New York Stock Exchange. Dividends are customarily paid on the last day of each quarter. The 2003 quarterly dividend record dates, subject to Board approval, are as follows: March 14, June 13, September 12 and December 12.

CORPORATE GOVERNANCE The Company's Corporate Governance guidelines and Board Committee Charters are available at: progressive.com/investors, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

TRANSFER AGENT AND REGISTRAR If you have questions about a specific stock ownership account, write or call: Corporate Trust Customer Service, National City Bank, 1900 East Ninth Street, Cleveland, Ohio 44114. Phone: 1-800-622-6757.

COUNSEL Baker & Hostetler LLP, Cleveland, Ohio

CHARITABLE CONTRIBUTIONS Progressive supports qualified not-for-profit organizations working to reduce the human trauma and economic cost of auto accidents. In addition, The Progressive Insurance Foundation, established in December 2001, will contribute to qualified tax-exempt organizations that are financially supported by Progressive employees.

(C)2003 The Progressive Corporation Design Nesnadny + Schwartz, Cleveland + New York + Toronto Printing Fortran Printing Photographs All pieces (C)2003 John Coplans

                                   Photo Here

                 THE PROGRESSIVE CORPORATION 2002 ANNUAL REPORT


                                       THE PROGRESSIVE CORPORATION
               6300 WILSON MILLS ROAD MAYFIELD VILLAGE, OHIO 44143
                                      440.461.5000 PROGRESSIVE.COM

                                   Photo Here


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